News Release

Exhibit 99.1

Acuity Brands Reports Fiscal 2012 Second Quarter Results
Net Sales Rise 10%; Adjusted Diluted EPS Increases 27%
ATLANTA, April 4, 2012 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced that fiscal 2012 second quarter net sales increased $41.6 million, or 10 percent, to $457.7 million compared with the prior-year period. Net income for the second quarter of fiscal 2012 was $19.5 million compared with $19.9 million for the year-ago period. Diluted earnings per share (“EPS”) for the second quarter of fiscal 2012 were $0.46 compared with $0.45 reported for the prior-year period. Included in the results for the second quarter of fiscal 2012 was a $6.6 million pre-tax special charge, or $0.11 per diluted share, associated with streamlining actions as explained below. Excluding the special charge, fiscal 2012 second quarter adjusted diluted EPS were $0.57, an increase of 27 percent compared with the year-ago period.
The year-over-year growth in fiscal 2012 second quarter net sales was due to an approximate 5 percent increase in unit volume, 3 percent from the net favorable impact of changes in product pricing and the mix of products sold (i.e., “price/mix”), and 2 percent from acquisitions. The increase in unit volume was broad-based across most product categories and key sales channels in North America, partially offset by a decline in Spain. Although it is not possible to precisely quantify the separate impact of price/mix changes, the Company believes that essentially all of the benefit from price/mix was due to price increases implemented in calendar year 2011 which offset a less favorable mix of products sold.
Fiscal 2012 second quarter operating profit was $39.0 million compared with $37.2 million for the prior-year period. Excluding the special charge, adjusted operating profit for the second quarter of fiscal 2012 was $45.6 million, or 10.0 percent of net sales, which represents a 110 basis point improvement in adjusted operating profit margin compared with the prior-year period.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “We are pleased with our fiscal 2012 second quarter results as we continue to execute our strategies, including the introduction of new and more energy-efficient lighting solutions, to extend our leadership position in North America. The improvement in adjusted operating profit was due primarily to the benefits from higher sales volumes, price increases implemented during the prior twelve months, and productivity improvements. These benefits were partially offset by higher material costs, additional operating expense related to acquired businesses, increased compensation expense, and an adjusted operating loss in Spain. Our second quarter results also reflect the continuing higher level of spending on future growth initiatives, including new products, expanded market presence, and technology and innovation.”
Mr. Nagel continued, “Our gross profit margin increased 30 basis points year-over-year to 39.7 percent. Through previously implemented pricing initiatives we were able to recapture approximately $11 million of

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higher material costs, although the impact of these items negatively impacted our gross profit margin by 90 basis points. Our operations in Spain reported for the quarter an adjusted operating loss, excluding any special charges, of $1.3 million, or $0.03 per diluted share, on a 50 percent, or $2.6 million, year-over-year decline in net sales, reflecting the difficult economic conditions in Spain. While we are taking significant steps to properly size our Spanish operations given the challenging prospects of the local economy, we expect to report a modest operating loss for Spain in our third quarter.”
The effective tax rate for the second quarter of fiscal 2012 was 35.4 percent compared with 31.4 percent for the prior-year period. The increase in the effective tax rate was due primarily to the research and development tax credit which was extended during the second quarter of fiscal 2011 but was not extended in the current year. The change in the tax rate negatively impacted adjusted net income and adjusted diluted EPS by $1.3 million and $0.03, respectively, compared with the year-ago period. The effective tax rate for fiscal 2012 is forecasted to approximate 34 percent.
Special Charge
In the second quarter of fiscal 2012, the Company recorded a pre-tax special charge related to streamlining activities of $6.6 million, or $0.11 per diluted share. The special charge was comprised of approximately $1.2 million associated with a reduction in workforce, primarily at its operations in Spain, and $5.4 million related to the planned closing of the Company's Cochran, Georgia production facility. The closure of the facility is expected to be principally completed by the end of the current fiscal year. The Company expects to incur additional costs of approximately $10 million associated with the closure of the facility, which are forecasted to be recognized primarily during the second half of fiscal 2012. The total estimated pre-tax special charge of $15 million associated with the facility closing consists primarily of severance and employee-related costs of $9 million, production transfer expenses of $3 million, and non-cash asset impairments of $3 million. Annualized pre-tax savings related to the reduction in workforce in Spain are estimated to be $1.2 million and are expected to begin to be realized by the end of the third quarter of the current fiscal year. Annualized pre-tax savings associated with the closure of the Cochran production facility are forecasted to be approximately $8 million and are expected to be realized beginning in the first quarter of fiscal 2013 following the completion of the transfer of production and closure of the facility.
Year-to-Date Results
Net sales for the first six months of fiscal 2012 were $932.0 million compared with $841.2 million for the prior-year period, an increase of approximately 11 percent. Fiscal 2012 first half reported results include operating profit of $89.5 million, net income of $49.5 million, and diluted EPS of $1.16. Adjusted results, which exclude the special charge for streamlining activities, include adjusted operating profit of $98.8 million, or 10.6 percent of net sales, compared with $82.7 million, or 9.8 percent of net sales, for the prior-year

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period. Adjusted net income for the first half of fiscal 2012 was $55.8 million, an increase of 26 percent compared with $44.3 million for the prior-year period. For the first half of fiscal 2012, adjusted diluted EPS were $1.31, an increase of 30 percent compared with the year-ago period.
Outlook
Mr. Nagel commented, “Our performance expectations for fiscal 2012 have not changed materially during the past quarter. Third-party forecasts suggest that the North American lighting market, which includes renovation and relight activity, will increase in the low-to-mid single digits during the remainder of our fiscal 2012. We believe opportunities continue to exist that will allow us to continue to outperform the markets we serve. These opportunities include benefits from growing renovation and tenant improvement projects, further expansion in underpenetrated geographies and channels, and growth from the introduction of new products and lighting solutions. This notwithstanding, we continue to anticipate on-going volatility in both customer demand and commodity costs.”
Mr. Nagel concluded, “We continue to position the Company to deliver short-term performance while investing in and deploying resources to further our longer-term profitable growth opportunities. We believe the lighting and lighting-related industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront, and we believe we are well positioned to fully participate in this exciting industry.”
Non-GAAP Financial Measures
Acuity Brands' management included in the above news release the terms “adjusted operating profit”, “adjusted operating profit margin”, “adjusted net income”, and “adjusted diluted EPS” which are non-GAAP financial measures provided to enhance the user's overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes that adjusted operating profit, adjusted operating profit margin, adjusted net income, and adjusted diluted EPS provide useful information to investors by excluding or adjusting items related to special charges associated with efforts to streamline the organization, which affected fiscal 2012 second quarter operating profit, net income and diluted EPS. Management believes the special charges impacted the comparability of the Company's results and that these items are not reflective of fixed costs that the Company will incur over the long term. However, we have incurred similar charges in prior fiscal years and continually evaluate streamlining measures which could result in additional charges in future periods. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measure for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin”, respectively, which include the impact of the special charges. The most directly comparable GAAP measures for adjusted net income and adjusted

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diluted EPS are “net income” and “diluted EPS,” respectively; both GAAP measures include the impact of the special charges. The non-GAAP financial measures included in this news release have been reconciled to the nearest GAAP measure.
Conference Call
As previously announced, the Company will host a conference call to discuss second quarter results today, April 4, 2012, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. is a North American market leader and one of the world's leading providers of lighting solutions for both indoor and outdoor applications. With fiscal year 2011 net sales of $1.8 billion, Acuity Brands employs approximately 6,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The company's lighting solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Tersen®, Sunoptics®, Sensor Switch®, Lighting Control & Design™, Synergy® Lighting Controls, Pathway Connectivity™, Dark to Light®, ROAM®, RELOC® Wiring Solutions, and acculamp®.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, “remain”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: (a) projected annualized pre-tax savings associated with the facility closure and workforce reductions; (b) expectation of solid growth for the lighting and lighting-related industry and the Company's position to fully participate; (c) existence of opportunities that will allow the Company to outperform the markets it serves; and (d) low-to-mid single digit growth for the North American lighting market for the remainder fiscal 2012 and the potential for continuing volatility in customer demand and commodity costs. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company's SEC filings including the Quarterly Report on Form

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10-Q filed with the Securities and Exchange Commission on April 4, 2012 and risks discussed in Part I, “Item 1a. Risk Factors” in the Company's Annual Report on Form 10-K for the year ended August 31, 2011. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and per-share data)

	February 29, 2012	August 31, 2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$180.6	$170.2
Accounts receivable, less reserve for doubtful accounts of $2.0 at February 29, 2012 and $1.8 at August 31, 2011	257.6	262.6
Inventories	159.0	165.9
Deferred income taxes	15.4	16.0
Prepayments and other current assets	30.1	15.8
Total Current Assets	642.7	630.5
Property, Plant, and Equipment, at cost:
Land	7.3	8.4
Buildings and leasehold improvements	113.5	121.2
Machinery and equipment	357.8	355.3
Total Property, Plant, and Equipment	478.6	484.9
Less — Accumulated depreciation and amortization	345.2	341.7
Property, Plant, and Equipment, net	133.4	143.2
Other Assets:
Goodwill	557.3	559.2
Intangible assets	234.5	234.2
Deferred income taxes	2.1	2.0
Other long-term assets	27.9	28.3
Total Other Assets	821.8	823.7
Total Assets	$1,597.9	$1,597.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$189.4	$203.8
Accrued compensation	32.6	45.0
Accrued pension liabilities, current	1.2	1.2
Other accrued liabilities	69.0	81.4
Total Current Liabilities	292.2	331.4
Long-Term Debt	353.4	353.4
Accrued Pension Liabilities, less current portion	57.1	60.5
Deferred Income Taxes	37.7	36.4
Self-Insurance Reserves, less current portion	7.6	7.3
Other Long-Term Liabilities	54.7	51.4
Commitments and Contingencies (see Commitments and Contingencies footnote)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 51,434,881 issued and 41,715,626 outstanding at February 29, 2012; and 50,956,137 issued and 41,488,882 outstanding at August 31, 2011	0.5	0.5
Paid-in capital	694.3	680.3
Retained earnings	579.5	541.0
Accumulated other comprehensive loss items	(59.0)	(53.8)
Treasury stock, at cost, 9,719,255 at February 29, 2012 and 9,467,255 shares at August 31, 2011	(420.1)	(411.0)
Total Stockholders’ Equity	795.2	757.0
Total Liabilities and Stockholders’ Equity	$1,597.9	$1,597.4

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended		Six Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Net Sales	$457.7	$416.1	$932.0	$841.2
Cost of Products Sold	275.8	252.3	556.4	501.2
Gross Profit	181.9	163.8	375.6	340.0
Selling, Distribution, and Administrative Expenses	136.3	126.6	276.8	257.3
Special Charge	6.6	—	9.3	—
Operating Profit	39.0	37.2	89.5	82.7
Other Expense (Income):
Interest Expense, net	7.7	7.5	15.4	15.0
Miscellaneous Expense (Income), net	1.1	0.7	(1.8)	2.0
Total Other Expense	8.8	8.2	13.6	17.0
Income before Provision for Income Taxes	30.2	29.0	75.9	65.7
Provision for Income Taxes	10.7	9.1	26.4	21.4
Net Income	$19.5	$19.9	$49.5	$44.3
Earnings Per Share:
Basic Earnings per Share	$0.46	$0.46	$1.17	$1.03
Basic Weighted Average Number of Shares Outstanding	41.4	42.3	41.3	42.2
Diluted Earnings per Share	$0.46	$0.45	$1.16	$1.01
Diluted Weighted Average Number of Shares Outstanding	41.9	43.0	41.8	42.9
Dividends Declared per Share	$0.13	$0.13	$0.26	$0.26

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Six Months Ended
	February 29, 2012	February 28, 2011
Cash Provided by (Used for) Operating Activities:
Net income	$49.5	$44.3
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	19.5	19.2
Share-based compensation expense, net	3.6	3.0
Excess tax benefits from share-based payments	(4.1)	(3.5)
Loss on the sale or disposal of property, plant, and equipment	0.1	0.1
Asset impairments	0.1	—
Deferred income taxes	(1.9)	(0.9)
Other non-cash items	0.1	(1.0)
Change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes:
Accounts receivable	4.1	21.9
Inventories	6.6	(14.4)
Prepayments and other current assets	(8.2)	(5.7)
Accounts payable	(13.9)	(22.6)
Other current liabilities	(20.5)	(16.7)
Other	2.6	5.0
Net Cash Provided by Operating Activities	37.6	28.7
Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(9.4)	(11.8)
Acquisitions of businesses and intangible assets, net of cash acquired	(3.8)	(80.5)
Net Cash Used for Investing Activities	(13.2)	(92.3)
Cash Provided by (Used for) Financing Activities:
Repurchases of common stock	(9.2)	(2.9)
Proceeds from stock option exercises and other	6.4	5.3
Excess tax benefits from share-based payments	4.1	3.5
Dividends paid	(11.0)	(11.2)
Net Cash Used for Financing Activities	(9.7)	(5.3)
Effect of Exchange Rate Changes on Cash	(4.3)	3.4
Net Change in Cash and Cash Equivalents	10.4	(65.5)
Cash and Cash Equivalents at Beginning of Period	170.2	191.0
Cash and Cash Equivalents at End of Period	$180.6	$125.5

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The table below reconciles certain U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures to the corresponding non-GAAP measures, which exclude special charges associated with actions to accelerate the streamlining of the organization, including reductions in the workforce and the closure of a production facility. These non-GAAP financial measures, including adjusted operating profit, adjusted operating profit margin, adjusted net income, and adjusted diluted earnings per share, are provided to enhance the user's overall understanding of the Company's current financial performance. Specifically, the Company believes these non-U.S. GAAP measures provide greater comparability and enhanced visibility into results excluding the impact of the special charges. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP.

(In millions, except earnings per share data)	Three Months Ended
	February 29, 2012		February 28, 2011
		% of Sales		% of Sales
Net Sales	$457.7		$416.1

Operating Profit (GAAP)	$39.0	8.5%	$37.2	8.9%
Add-Back: Special Charge	6.6	1.5%	—	—
Adjusted Operating Profit (Non-GAAP)	$45.6	10.0%	$37.2	8.9%

Net Income (GAAP)	$19.5		$19.9
Add-Back: Special Charge, net of tax	4.5		—
Adjusted Net Income (Non-GAAP)	$24.0		$19.9

Diluted Earnings Per Share (GAAP)	$0.46		$0.45
Add-Back: Special Charge, net of tax	0.11		—
Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.57		$0.45

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(In millions, except earnings per share data)	Six Months Ended
	February 29, 2012		February 28, 2011
		% of Sales		% of Sales
Net Sales	$932.0		$841.2

Operating Profit (GAAP)	$89.5	9.6%	$82.7	9.8%
Add-Back: Special Charge	9.3	1.0%	—	—
Adjusted Operating Profit (Non-GAAP)	$98.8	10.6%	$82.7	9.8%

Net Income (GAAP)	$49.5		$44.3
Add-Back: Special Charge, net of tax	6.3		—
Adjusted Net Income (Non-GAAP)	$55.8		$44.3

Diluted Earnings Per Share (GAAP)	$1.16		$1.01
Add-Back: Special Charge, net of tax	0.15		—
Adjusted Diluted Earnings Per Share (Non-GAAP)	$1.31		$1.01

Company Contact:
Dan Smith
Acuity Brands, Inc.
dan.smith@acuitybrands.com
404-853-1423